Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 30, 2024, relating to the consolidated financial statements of Nano Nuclear Energy, Inc. as of and for the years ended September 30, 2024 and 2023. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

January 24, 2025